Amendment to

Investment Advisory Agreement between

Jackson National Asset Management, LLC and

JNL/Van Eck International Gold Fund Ltd.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and JNL/Van Eck International Gold Fund Ltd., an exempt company organized under the Companies law of the Cayman Islands (the “Company”), and a wholly-owned subsidiary of JNL/Van Eck International Gold Fund (the “Fund”), a series of the  Jackson Variable Series Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

Whereas, the Adviser and the Company (the “Parties”) entered into an Investment Advisory Agreement effective as of the 27th day of April, 2015 (the “Agreement”), whereby the Adviser agreed to perform certain advisory services to the Company.

Whereas, the Board of Trustees of the Trust has approved the following Fund name change and Subsidiary name change (collectively, “Name Changes”), effective September 25, 2017:

Fund Name Change:
JNL/Van Eck International Gold Fund to the JNL/VanEck International Gold Fund

Subsidiary Name Change:
JNL/Van Eck International Gold Fund Ltd. to the JNL/VanEck International Gold Fund Ltd.

Whereas, the Parties have agreed to amend the Agreement, effective September 25, 2017 to reflect the Name Changes outlined above.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	All references within the Agreement to JNL/Van Eck International Gold Fund are hereby deleted and replaced in their entirety with JNL/VanEck International Gold Fund.

2)	All references within the Agreement to JNL/Van Eck International Gold Fund Ltd. are hereby deleted and replaced in their entirety with JNL/VanEck International Gold Fund Ltd.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)
Each Party represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed and effective September 25, 2017.

Attest:		JNL/Van Eck International Gold Fund Ltd.

By:	/s/ Nicole Abreu	By:	/s/ Daniel W. Koors
	Nicole Abreu	Name:	Daniel W. Koors
		Title:	Director, Chief Financial Officer, and Treasurer

Attest:		Jackson National Asset Management, LLC

By:	/s/ Nicole Abreu	By:	/s/ Mark D. Nerud
	Nicole Abreu	Name:	Mark D. Nerud
		Title:	President and Chief Executive Officer